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                                                                    Exhibit 99.1


                                                   Contact: John Cunningham
                                                            (408) 473-7145


                          GLOBALSTAR PARTNERS COMMIT TO
                      $275 MILLION PURCHASE OF 35 GATEWAYS
                     MAJOR GROUND SEGMENT MILESTONE REACHED


SEOUL, KOREA - May 16, 1997 -- Globalstar, LP (NASDAQ:GSTRF) announced today at a signing ceremony in Seoul, Korea, the placement of purchase orders by the partners that comprise Globalstar's Limited Partnership for 35 Globalstar gateways to be installed around the world. These contracts, totaling approximately $275 million, are a significant milestone for Globalstar and represent a further commitment by the Globalstar partners to have operational gateways ready to provide Globalstar service in the last quarter of 1998. The first four gateways are nearing completion in Aussaguel, France; Yeoju, South Korea; Dubbo, Australia; and Clifton, Texas, United States.

         QUALCOMM, Inc. is responsible for the production and installation of the antennas, radio frequency, and interconnection electronics for the Globalstar gateways. The gateways, which include electric power and utility connections, and facilities and housing for equipment and other necessary infrastructure, will be completed before gateway electronics are installed. QUALCOMM expects to begin shipping gateway electronics equipment in fulfillment of the initial $275 million order in early 1998.

         "We are  very pleased  with the  signing of  these contracts," said Mr.
Douglas Dwyre, President of Globalstar. "These important contracts mark a major milestone for Globalstar and its partners, and ensure the delivery of affordable, global mobile wireless communications to the world at the end of 1998 as planned."


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         The $2.6 billion Globalstar system, comprising 48 low-Earth-orbit (LEO)
satellites and a global network of ground stations (or gateways), will allow people around the world to make or receive calls using hand-held, vehicle-mounted and fixed-site terminals. Globalstar will also provide messaging, data transmission, fax and position location services. Globalstar now has service provider agreements in 104 countries, and has also secured licenses in 14 countries. Globalstar will begin launching its satellites in the Fall of 1997.

         Globalstar gateways are the interconnection points between the Globalstar satellite constellation and existing terrestrial-based telecommunications networks. Each gateway will contain up to four antennas that track Globalstar satellites as they pass overhead in orbit, sending and receiving Globalstar user signals (voice, fax and data transmissions). A single gateway is expected to provide fixed and mobile service in an area as large as Western Europe. The initial 35 gateways now under contract will provide service coverage to 81 countries, and will develop approximately 75 percent of the projected revenue for Globalstar's services worldwide. As Globalstar expands its coverage, these gateways will eventually form part of a network of up to 100 gateways that will bring global voice, fax and data services to virtually every inhabited corner of the world.

         The  partners  involved  in  the  gateway  purchase  contracts include:
AirTouch Satellite Services, United States; Vodastar of British Vodafone, UK; Elsacom of Elsag Bailey, Italy; Hyundai and DACOM, South Korea; TE.SA.M. of France Telecom and Alcatel, France; Globalstar Americas Corp. of Panama; and Loral and its joint venture partners in Russia, China and Brazil.

         Globalstar, led by Loral Space & Communications Ltd., is a partnership of the world's leading telecommunications service providers and equipment manufacturers, and includes AirTouch Communications, Alcatel, Alenia, DACOM, Daimler-Benz Aerospace, Elsag Bailey, France Telecom, Hyundai, QUALCOMM Incorporated, Space Systems/Loral and Vodafone. For more information on Globalstar, please visit the company's web site at <http://www.globalstar.com>.

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